Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ARIDIS PHARMACEUTICALS, INC.

ARTICLE I

The name of the Corporation is Aridis Pharmaceuticals, Inc.

ARTICLE II

The address of its registered offices in the state of Delaware is 160 Greentree Drive, Suite 101, Dover, DE in the county of Kent.  The name of its Registered Agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in and transact any and all lawful business.

ARTICLE IV

A.   Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock. The aggregate number of shares of common stock (referred to in this Certificate of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 200,000,000 with a par value of $0.0001 per share.

(2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in this Certificate of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 20,000,000 with a par value of $.0001 per share.

B.   Description of Shares of Preferred Stock.

The terms, preferences, limitations and relative rights of the shares of Preferred Stock are as follows:

(1) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(c) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

(2) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

C.   Common Stock Voting Rights.

Each record holder of Common Stock shall be entitled to one vote for each share held.

Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

ARTICLE V

The number of directors of this Corporation shall be the number from time to time fixed by or in the manner provided in the by-laws, but at no time shall said number of directors be less than one (1).

ARTICLE VI

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Statutes of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the Statutes of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE VIII

From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article VIII.

ARTICLE IX

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.

ARTICLE X

The name and mailing address of the incorporator is: Jeffrey Fessler, Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of May 2014.

/s/ Jeffrey Fessler
Jeffrey Fessler
Sole Incorporator